Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-______,) pertaining to the (i) 1997 Equity Incentive Plan and (ii) Employee Stock Purchase Plan of Gene Logic Inc., of our report dated February 7, 2003, except as to Note 13, as to which the date is February 25, 2003, with respect to the consolidated financial statements and schedule of Gene Logic Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
July 15, 2003